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                    SOFTWARE DEVELOPMENT SERVICES AGREEMENT

This Agreement is made as of October 6, 1997 by and between MILLENNIUM COMPUTER CORPORATION ("MILLENNIUM") having its principal place of business at 2851 Clover Street, Pittsford, New York 14534, and CITADEL COMPUTER SYSTEMS, INC. ("CITADEL") having its principal place of business at 3811 Turtle Creek Boulevard, Dallas, Texas 75219.

BACKGROUND

1. MILLENNIUM is a provider of computer programming services, and it is contemplated that MILLENNIUM may from time to time furnish software development and related services (hereinafter referred to as "Development Services") to CITADEL.

2.   CITADEL desires to have MILLENNIUM perform certain services.

3. Both parties desire to enter into a general agreement setting forth the terms and conditions which shall apply to the performance of such services.

IN CONSIDERATION of the mutual covenants contained herein the parties, intending to be legally bound, agree as follows:

1.   SCOPE

This Agreement shall apply to any Order for Development Services issued by CITADEL after the date hereof and accepted by MILLENNIUM in the form of a CITADEL Purchase Order or Development Services Schedule Attachment to this Agreement ("Order"). CITADEL covenants and agrees that it shall purchase Development Services from MILLENNIUM between the effective date of this Agreement and September 1, 1998 which result in payments to MILLENNIUM, in accordance with SECTION 2 hereof, of not less than of Two Hundred Fifty Thousand ($250,000.00).

Each Order shall constitute a separate and distinct contract between the parties; the terms and conditions of this Agreement shall be deemed incorporated in each such Order and, except as specified herein, shall supersede and replace all terms or conditions appearing or referred to on the face or on the reverse of the Order and on any proposal, acknowledgment, or acceptance issued by MILLENNIUM. Specific written exception may be taken by either CITADEL or MILLENNIUM to any provision of this Agreement in connection with any individual Order prior to acceptance thereof and subject to the agreement of the other party.

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2.   CONTRACT PRICE AND PAYMENT

MILLENNIUM shall be compensated for all Development Services performed for CITADEL in connection with each such Order at a discount of ten percent (10%) off MILLENNIUM's standard rates in effect at the time an order is accepted.
The Order will define the method of payment. MILLENNIUM will invoice CITADEL weekly for all services provided and expenses incurred under this Agreement through the date of such invoice. CITADEL shall pay all invoices within thirty
(30) days. A late fee of 1.5% per month will be charged for invoices paid after 30 days.

3.   SUPERVISION

Unless otherwise stated in an attached addendum, MILLENNIUM personnel will work under MILLENNIUM'S supervision and assignment, based on product design, specifications and direction given to MILLENNIUM by CITADEL.

4.   NON-SOLICITATION

CITADEL will not solicit, hire, contract with, or engage the employment of any employee or contractor or former employee or contractor of MILLENNIUM or any MILLENNIUM affiliate, with whom CITADEL's personnel have had contact in the course of performance of this Agreement without prior written consent. MILLENNIUM will not solicit, hire, contract with, or engage the employment of any employee or contractor or former employee or contractor of CITADEL, with whom MILLENNIUM'S personnel have had contact in the course of performance of this Agreement without prior written consent.

5.   TRAVEL AND PER DIEM PAYMENTS

When MILLENNIUM personnel, at CITADEL'S request, are assigned to perform Development Services at other locations, arrangements for reasonable travel expense payments shall be made, when appropriate, by MILLENNIUM and reimbursed by CITADEL.

MILLENNIUM personnel so required to travel will submit to CITADEL satisfactory receipts for expenses incurred. Expenses will be billed by MILLENNIUM at actual cost.

6.   LIABILITY OF MILLENNIUM AND ITS CONTRACTORS

IN NO EVENT SHALL EITHER PARTY OR ITS CONTRACTORS BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER

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PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

THE LIABILITY OF MILLENNIUM IN CONNECTION WITH ANY ORDER UNDER THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF CONTRACT (INCLUDING BUT NOT LIMITED TO BREACH OF WARRANTY) OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY), SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO MILLENNIUM BY CITADEL IN ACCORDANCE WITH THE TERMS OF THAT ORDER.

The parties acknowledge that MILLENNIUM determines the charges it will make for Development Services in reliance on the disclaimers of warranty and limitations and exclusions of liability set forth in this Agreement and that the same form an essential basis of the bargain between the parties.

7.   BOOKS AND RECORDS

MILLENNIUM shall maintain complete and accurate accounting records for each Order in connection with the work required under any time-and-materials Order and all charges for labor or services will be substantiated by proper time records.

8.   PROPERTY RIGHTS

The parties acknowledge and agree that CITADEL wishes to engage MILLENNIUM to perform the Development Services because of MILLENNIUM's reputation, skills and experience with the performance of services of this type. Ownership of the results of all development services performed by MILLENNIUM for CITADEL shall be as follows:

MILLENNIUM shall retain all rights, title and interest, including the copyright, in and to any and all results of Development Services that relate to the FIRST STEP product; provided, however, that in the event that the parties agree to combine any portion(s) of the FIRST STEP product with any portion(s) of a CITADEL product, the parties shall enter into a separate written agreement which makes specific ownership provisions for such combined product.

MILLENNIUM hereby grants to CITADEL all rights, title and interest, including the copyright, in and to all results of Development Services that relate to any product owned by CITADEL or any new program contracted for by CITADEL; provided, however, that the parties expressly acknowledge that MILLENNIUM has developed an extensive programming toolkit which enables MILLENNIUM to implement pre-existing program code and other technology in new client projects in order maximize the reliability and minimize the cost of new programming and related services. Accordingly, unless otherwise expressly agreed upon in a

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particular order, MILLENNIUM shall retain ownership of all Preexisting Designs and Preexisting Materials and shall grant to CITADEL, effective upon receipt by MILLENNIUM of payment in full of all charges specified in any Order, a perpetual, paid-up license to use, and reproduce, assign and/or sublicense, only as a part of the CITADEL product for which they were developed, all Preexisting Designs and Preexisting Materials delivered to CITADEL in connection with Development Services provided under such Order. The term "Preexisting Designs" shall mean all designs, discoveries and inventions conceived or developed by MILLENNIUM alone or with others which result from or relate to the Development Services. The term "Preexisting Materials" shall mean preexisting program code and other technology delivered to CITADEL in connection with the Development Services.

9.   CONFIDENTIAL INFORMATION

Any information concerning either party's finances, business, future business plans, products, specifications, and any other information that may be marked "Confidential" and exchanged between the parties shall be used only for the performance of Development Services under the terms of this Agreement ("Confidential").

The Parties agree that information relating to the business of the other party that may come into the possession of, or come to the attention of, the receiving party as a result of Development Services performed hereunder shall remain Confidential and shall not be disclosed to any third party. The parties further agree that the Preexisting Designs and Preexisting Materials shall remain the Confidential property of MILLENNIUM and shall not be disclosed by CITADEL to any third party apart from the CITADEL products in connection with which they were provided without the prior written consent of MILLENNIUM.

10.  MODIFICATION; ASSIGNMENT

No waiver, alternation, or modification of any of the provisions of the Agreement shall be binding upon either party unless in writing, signed by the fully authorized representative of the party intended to be bonded thereby. Either party shall have the right to assign this Agreement in its entirety or as it relates to a particular Order to any entity which controls, is controlled by, or is under common control with such party.

11.  TERMINATION

This Agreement may be terminated at any time by either party upon thirty (30) days written notice to the other party. Any such termination, however, shall not

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affect any Order or Orders which may then be outstanding in connection with this Agreement.

12.  PRIOR AGREEMENTS

This instrument contains the entire Agreement between MILLENNIUM and CITADEL with respect to contracts or arrangements made or placed hereafter for Development Services and supersedes all pre-existing agreements or arrangements with respect thereto.

13.  NOTICES

Any notice sent hereunder shall be sent:

      (i) by registered mail, return receipt requested;

     (ii) by electronic mail, telex or facsimile, where both parties have access to the required equipment, return receipt requested; or

    (iii) by personal delivery.

Notices sent by registered mail shall be deemed to be effective on the fifth business day following mailing, except in the case of mail strike or disruption of postal services and notices sent by personal delivery, electronic mail, telex or facsimile shall be deemed received when delivered. Notices shall be addressed to the president of the receiving party, at the address set forth on the first page of this Agreement. Any party may change its address for purposes of receipt notices by giving ten (10) days prior written notice of such change to the other party in the matter described herein.

14.  SEVERABILITY

Each provision of this Agreement is severable. If any provision is found to be unenforceable or illegal, the remainder of this Agreement will continue in full force and effect and this Agreement will apply as if such provision was not included herein.

15.  GOVERNING LAW

This Agreement shall be governed by, subject to, and interpreted in all respects in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF the parties have by their duly authorized representatives executed this Agreement as of the date first above written.

MILLENNIUM COMPUTER CORPORATION

By: /s/ Peter T. Dameris
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Title: Senior Vice President
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Date:  10-6-97
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CITADEL COMPUTER SYSTEMS, INC.

By: /s/ Steven B. Solomon
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Title: President and Chief Executive Officer
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Date:  10-6-97
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